Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement of TELUS Corporation on Form S-8 of our report dated February 2, 2004 (except as to Note 16(c), which is as of February 12, 2004) relating to the consolidated financial statements of TELUS Corporation as of and for the year ended December 31, 2003 appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2003 and to our report dated November 30, 2004 relating to the Supplemental United States GAAP Disclosures for the years ended December 31, 2003 and 2002 filed on Form 6-K on November 30, 2004. We aslo consent to the reference to us under the heading "Incorporation of Certain Documents by Reference".



/s/ Deloitte & Touche LLP

Chartered Accountants
Vancouver, British Columbia, Canada
December 23, 2004